Exhibit 4.20

Power of Attorney

Principal: Guijun Wang
ID No.: 110108197604075411
Address: No. 17, Andeli North Street Jia, East District, Beijing

Agent: Zhou Yunfan
ID No.: 110102197411102374
Address: 13A, Building 9, South Garden, Guancheng, Madian Haidian District, Beijing

The Principal hereby authorizes the Agent to exercise all voting powers as a shareholder of Beijing Xinrui Network Technology Co., Ltd. (“Beijing Xinrui”) during the term of this Power of Attorney, including not limited to acting as the authorized representative to nominate and elect senior management officers such as directors, general manager at shareholders’ meetings of Beijing Xinrui.

Unless consented by the board of directors of Anjian Xingye Technology (Beijing) Co., Ltd. (Anjian Xingye), the aforesaid authorization is irrevocable. The Principal also agrees that Anjian Xingye is entitled to appoint a new agent to replace the original agent, and will execute relevant documents and take all necessary actions to complete the new appointment.

The Agent, with the authorization of the Principal, shall exercise shareholders’ voting powers of Beijing Xinrui with due diligence and care, and will act in accordance with directions of the board of directors of Anjian Xingye.

This Power Attorney will come into effect on the day of execution and will expire upon dissolution of Anjian xingye.

(Signature)

Guijun Wang

Date: 2006-1-28